Exhibit 99.1

For More Information:

R. Kenyon Culver, Chief Financial Officer

Phone:  (972)416-8086, ext. 250

e-mail:  info@decisionlinkinc.com

FOR IMMEDIATE RELEASE

DECISIONLINK ANNOUNCES THE APPOINTMENT OF

NEW PRESIDENT AND CEO

*****************************************************************************

Las Vegas, Nevada, October 23, 2001, -- DecisionLink, Inc. (OTCBB: DLNK) announced that following a Board of Directors meeting held on October 17, 2001, it had appointed Peter A. Gerard President and CEO, effective October 19, 2001, as part of a plan to restructure and reposition the Company to take best advantage of its proprietary sensor and communications technology.

The Company also announced the resignation of Geoffrey Hewitt, David Peachey and Peter Lagergren as officers of the Company.  All three will continue to work with the Company as consultants.

In addition, Geoffrey Hewitt, Brian O’Neil, Trevor Nelson and Walter Haemmerli have resigned as Directors.  Mr. Peachey and Mr. Lagergren will remain on the Board along with Irv Gruverman and Byron Denenberg.  The Board plans to add a fifth independent director in the immediate future with none of the Board members serving as officers.

David Peachey, who was elected Chairman of the Board at the same meeting, said, “We are very pleased that a CEO of Peter Gerard’s caliber will be leading our company.  We are at a critical stage in our development.  It is important we focus our resources on our most promising core products. Accordingly, the Board has directed management to undertake a complete review of the Company’s strategic alternatives and day-to-day operations with the objective being to reduce current operating costs and overhead and to accelerate the product commercialization process.”

Mr. Gerard has been working with the Company for several months as a financial advisor.  However, Mr. Gerard’s relationship with the Company goes back almost five years, when, as managing director of RP&C International, a London-based investment banking boutique, he served as an advisor and investment banker to the Company.

Mr. Gerard, 55, is a graduate of Yale University and Harvard Business School.  He has spent the better part of the last 30 years working with small to medium sized companies, both as an advisor and manager.

“I was selected by the Board in order to refocus the Company’s energies to exploit its proprietary technologies.  Initially, we will concentrate on four technologies:  chemical-based sensors; non-invasive oxygen sensors; liquid level sensors; and remote monitoring systems.  We have a proprietary position in each of these technologies and we intend to capitalize on them. We have a number of challenges facing us, but we also have a good team and excellent technologies,” said Mr. Gerard.

DecisionLink has introduced sensor and communication products that use satellite communications and the Internet as the backbone for data transfer and control in the pipeline leak detection, aboveground storage tank monitoring, oil production, water quality monitoring and industrial wastewater compliance monitoring and control markets. DecisionLink has also introduced the OxySense™ 101. Developed in collaboration with the TNO Food and Nutrition Research Institute in the Netherlands, it is the first commercial product to enable the non-invasive detection of oxygen concentrations inside food and beverage packages.

DecisionLink has also developed a wide range of products for monitoring of propane and fuel oil tank levels, pipeline compressors, and many other multi-user remote asset monitoring applications for low-cost volume use of satellite communication pathways and the Internet. For more on DecisionLink, visit www.decisionlinkinc.com

This release includes forward-looking statements relating to DecisionLink’s operations that are based on Management's and third parties' current expectations, estimates and projections.  These statements are not guarantees of future performance and actual results could differ materially.  These statements involve risks and uncertainties including, but not limited to, the DecisionLink’s ability to market its services using the Company’s technologies throughout the world, the timely development and acceptance of new products, the ability to manufacture new products in commercial quantities at reasonable cost, the impact of competitive products and pricing, final promulgation and enforcement of regulations, the timely funding of customer's projects, the ability to generate sufficient working capital from operations and/or attract investment or place debt in sufficient amounts to fund the financial obligations of the Company’s business model and other risks detailed from time to time in the Company's SEC reports. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

******************